Exhibit 10.1

POST-PETITION LOAN AND SECURITY AGREEMENT

By and Among

LUMINENT MORTGAGE CAPITAL, INC.,
MAIA MORTGAGE FINANCE STATUTORY
TRUST, MERCURY MORTGAGE FINANCE
STATUTORY TRUST, PROSERPINE, LLC,
SATURN PORTFOLIO MANAGEMENT,
INC., LUMINENT CAPITAL MANAGEMENT,
INC., PANTHEON HOLDING COMPANY,
INC., MINERVA MORTGAGE FINANCE
CORP., MINERVA CDO DELAWARE SPV,
INC., AND OT REALTY TRUST
As Borrowers

-And-

ARCO CAPITAL CORPORATION, LTD.

As Lender

SEPTEMBER 5, 2008

ARTICLE I General Definitions

Section 1.1. Definitions

Section 1.2. Interpretive Provision

ARTICLE II Credit Facilities

Section 2.1. Commitment to Provide Loans

Section 2.2. Method of Borrowing

Section 2.3. Interest Rate

Section 2.4. Computation of Interest

Section 2.5. Maturity; Payments

Section 2.6. Reduction of Commitments

Section 2.7. Use of Proceeds

Section 2.8. Evidence of Debt

ARTICLE III Conditions to the Agreement and Loans

Section 3.1. Conditions to the Effectiveness of the Agreement

Section 3.2. Conditions Precedent to Funding

ARTICLE IV Security Interests and Priority Claims

Section 4.1. Security Interests.

Section 4.2. Continuing Liability of the Debtors

Section 4.3. Collections

ARTICLE V Representations and Warranties

Section 5.1. Corporate Existence and Power

Section 5.2. Corporate and Governmental Authorization; Contravention

Section 5.3. Binding Effect

Section 5.4. Ownership and Liens

Section 5.5. Filings

Section 5.6. Litigation

Section 5.7. Regulation U

Section 5.8. Financing Orders.

ARTICLE VI Covenants

Section 6.1. Conduct of Business and Maintenance of Existence

Section 6.2. Compliance with Laws

Section 6.3. Accounting; Inspection of Property, Books and Records

Section 6.4. Maintenance of Security Interests

Section 6.5. Debt

Section 6.6. Restriction on Liens

Section 6.7. Notices

Section 6.8. Transactions with Other Persons

Section 6.9. Use of Proceeds

Section 6.10. Budget Reconciliation

Section 6.11. Plan Support Agreement and Pleadings

Section 6.12. Independence of Covenants

ARTICLE VII Event of Default/Remedies

Section 7.1. Events of Default

Section 7.2. Remedies.

Section 7.3. Payments on Collateral

Section 7.4. Remedies Not Exclusive

Section 7.5. Application of Proceeds

ARTICLE VIII Miscellaneous

Section 8.1. Notices

Section 8.2. No Waivers

Section 8.3. Expenses.

Section 8.4. Amendments and Waivers

Section 8.5. Successors and Assigns; Survival

Section 8.6. New York Law

Section 8.7. Counterparts; Effectiveness

Section 8.8. Waiver of Jury Trial; Submission to Jurisdiction

Section 8.9. Severability

Section 8.10. Entire Agreement; Conflicts

EXHIBITS

Exhibit A - Exhibit B -	Budget Interim DIP Order

POST-PETITION LOAN AND SECURITY AGREEMENT

This POST-PETITION LOAN AND SECURITY AGREEMENT (as amended, supplemented or modified from time to time, this “Agreement”), dated as of September 5, 2008, by and among Luminent Mortgage Capital, Inc., a Maryland corporation (“Luminent”), Maia Mortgage Finance Statutory Trust, a Maryland Business Trust (“Maia”), Mercury Mortgage Finance Statutory Trust, a Maryland Business Trust (“Mercury”), Proserpine, LLC, a Pennsylvania limited liability company (“Proserpine”), Saturn Portfolio Management, Inc. (“Saturn”), Luminent Capital Management, Inc. (“Luminent Capital”), Pantheon Holding Company, Inc., a Delaware corporation (“Pantheon”), Minerva Mortgage Finance Corp., a Maryland corporation (“Minerva”), Minerva CDO Delaware SPV, Inc., a Delaware corporation (“Minerva CDO”), and OT Realty Trust, a Maryland real estate investment trust (“OT”, together with Luminent, MAIA, Mercury, Proserpine, Saturn, Luminent Capital, Pantheon, Minerva, and Minerva CDO, the “Borrowers” or the “Debtors”), and Arco Capital Corporation Ltd. (the “Lender”).

RECITALS

A. The Debtors have determined that it is in the best interests of their creditors and other stakeholders that they seek protection under the Bankruptcy Code, 11 U.S.C. §§ 101 et. seq. (the “Bankruptcy Code”).

B. In connection with the Debtors determination that a reorganization pursuant to Chapter 11 of the Bankruptcy Code is in the best interest of the Debtors, their creditors and estates, the Debtors prior to the date hereof entered into that certain Plan Support Agreement which sets forth the principal terms of a plan of reorganization that the Debtors major creditor constituencies agreed to support.

C. Consistent with the terms of the Plan Support Agreement, on September 5, the Debtors commenced these bankruptcy proceedings by filing voluntary petitions for relief pursuant to 11 U.S.C. 301.

D. The Debtors have requested that the Lender make Loans available to the Debtors to fund the Debtors post-petition operations and for certain reorganization expenses.

E. To provide security for the repayment of the Loans made available pursuant hereto and payment of the other obligations of the Debtors under this Agreement, the Debtors have agreed to provide the Lender with the following:

(a) an allowed administrative expense claim in each of the Bankruptcy Cases (as defined herein) pursuant to Section 364(c)(1) of the Bankruptcy Code having priority over all administrative expenses of the kind specified in or arising under any sections of the Bankruptcy Code (including, without limitation, Sections 105, 326, 328, 330, 331, 364, 503(b), 507(a), 507(b), 546(c) or 726 thereof);

(b) a perfected first priority Lien, pursuant to Section 364(c)(2) of the Bankruptcy Code, on all property of the Debtors which was unencumbered by any Lien as of the Petition Date; and

(c) a perfected Lien, pursuant to Section 364(c)(3) of the Bankruptcy Code, upon all property of the Debtors, junior to existing valid, perfected, enforceable and unavoidable Liens on such property;

F. The Lender has agreed to make Loans available to the Debtors upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the above premises and the mutual covenants and agreements contained herein, the Lender and the Debtors hereby agree as follows:

ARTICLE I

General Definitions

Section 1.1. Definitions. The following terms, as used herein, have the following meanings:

“Account Debtor” means, with respect to any Receivable or General Intangible, any Person obligated to make payment thereunder, including without limitation any account debtor thereon.

“Accounts” means any “Account,” as such term is defined in Section 9-102 of the UCC, now owned or hereafter acquired by the Debtors, and any right of the Debtors to payment for goods sold or leased or for services rendered which the Debtors may now have or hereafter acquire, whether or not such right has been earned by performance.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. As used herein, the term “control” means possession, directly or indirectly, of the power or authority to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise. Controlling and controlled have meanings correlative thereto.

“Bankruptcy Cases” means the legal proceedings commenced by the Debtors in the Bankruptcy Court seeking to reorganize the Debtors’ businesses pursuant to Chapter 11 of the Bankruptcy Code.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., as heretofore and hereafter amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Maryland or such other court exercising jurisdiction over the Bankruptcy Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and Official Forms that govern procedure in cases under the Bankruptcy Code, as heretofore and hereafter amended.

“Budget” shall have the meaning ascribed to that term in Section 3.1(f) of this Agreement.

“Budget Period” means each period ending on the date specified in a column heading in the Budget.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, NY are authorized by law to close.

“Carve-Out” shall mean a carve-out from the proceeds of any liquidation of the Collateral, which shall be available to pay (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code, (ii) the allowed professional fees and disbursements expenses incurred by any statutory committees appointed in the Bankruptcy Cases (each, a “Committee”) in an amount not to exceed $50,000 and (iii) after the occurrence and during the continuance of an Event of Default, an amount not to exceed $25,000 to pay allowed professional fees and disbursements of counsel to the Debtors ; provided, that no portion of the Carve-Out shall be utilized for the payment of any fees and expenses incurred in connection with (x) any challenge to the amount, extent, priority, validity, perfection or enforcement of indebtedness of the Debtors owing to the Lender, the Pre-Petition Lender, the Repo Counterparty, or any affiliate thereof, or (y) any investigation of or challenge to the collateral securing the Pre-Petition Loan or the perfection, priority or validity of the liens granted in favor of the Pre-Petition Lender with respect to the Pre-Petition Loan, or (z) any investigation, assertion, initiation or prosecutions of any claim, causes of action, adversary proceedings or other litigation against the Lender, the Pre-Petition Lender, the Repo Counterparty or their Affiliates.

“Causes of Action” means any and all claims, causes of action, and rights to sue now owned or hereafter acquired.

“Claim” shall have the meaning ascribed to that term in Bankruptcy Code § 101(5).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the Debtors’ now existing or after acquired real and personal property that is not Junior Collateral, including, but not limited to, (i) all Receivables; (ii) all General Intangibles; (iii) all Investment Property; (iv) all Inventory; (v) all Equipment; (vi) all Equity Interests; (vii) to the extent not included in the foregoing, all contracts, any right to payment under a repurchase agreement, securities, chattel paper, owned real estate, real property leaseholds, fixtures, machinery, equipment, deposit discounts and the proceeds of any avoidance actions arising under chapter 5 of the Bankruptcy Code; (viii) to the extent not included in the foregoing, all other personal property, whether tangible or intangible and wherever located, including, but not limited to, the balance of every deposit account now or hereafter existing of the Debtors with any bank and all monies of the Debtors and all rights to payment of money of the Debtors; and (ix) to the extent not otherwise included, all cash and noncash Proceeds and products of any or all of the foregoing, whether existing on the date hereof or arising hereafter.

“Commitment” means the commitment to make Loans up to an aggregate amount as set forth in Section 2.1 and as such amount may be adjusted from time to time in accordance with this Agreement.

“Copyrights” means all right, title and interest the Debtors now own or hereafter acquire in and to all statutory or common law copyrights, whether or not registered with the United States Copyright Office, and all registrations and recordings thereof and all applications in connection therewith, including without limitation all such registrations, recordings, and applications in the U.S. Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or political subdivision thereof and all reissues, extensions, and renewals thereof.

“Credit Period” means the period from the Effective Date to the Maturity Date.

“Debt” means (i) all indebtedness or other obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar agreements or under leases which would, in accordance with GAAP, be capitalized on the balance sheet of such Person, (ii) all obligations of such Person to pay the deferred purchase price of property or services (including indebtedness created under or arising out of any conditional sale or other title retention agreement), (iii) all obligations of such Person (contingent or otherwise) under reimbursement or similar agreements with respect to the issuance of letters of credit, (iv) all indebtedness or other obligations of such Person under or with respect to any MRA, swap, cap, collar or other financial or commodity hedging arrangement, (v) all indebtedness or other obligations of any other Person of the type specified in clause (i), (ii), (iii) or (iv) above, the payment or collection of which such Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which such Person is liable, contingently or otherwise, including liable by way of agreement to purchase products or securities, to provide funds for payment, to maintain working capital or other balance sheet conditions or otherwise to assure a creditor against loss, and (vi) all indebtedness or other obligations of any other Person of the type specified in clause (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such indebtedness has an existing right contingent or otherwise, to be secured by) any Lien, upon or in property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or becomes liable for the payment of such indebtedness or obligations.

“Debtors” shall have the meaning set forth in the preamble.

“Disclosure Statement” shall have the meaning ascribed to that term in the Plan Support Agreement.

“Effective Date” means the date on which each of the conditions set forth in Section 3.1(a) shall have been satisfied.

“Equipment” means all equipment now owned or hereafter acquired by the Debtors, including all items of machinery, equipment, computer hardware and related items, furnishings and fixtures of every kind, whether affixed to real property or not, as well as all automobiles, trucks and vehicles of every description, equipment, all additions to, substitutions for, replacements of or accessions to any of the foregoing, all attachments, components, parts (including spare parts) and accessories whether installed thereon or affixed thereto and all fuel for any thereof.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” shall have the meaning ascribed to that phrase in Section 7.1.

“Federal Tax Claims” means all federal tax claims of the Internal Revenue Service against the Debtors entitled to priority under section 507(a)(8) of the Bankruptcy Code.

“Final DIP Order” means the order entered by the Bankruptcy Court approving this Agreement and authorizing the financing contemplated by this Agreement, including the grant of security interests in and Liens on the Collateral and the grant of a Superpriority Claim for all Obligations, which order shall be in form and substance reasonably acceptable to the Lender and the Debtors.

“Financing Orders” means the Interim DIP Order and the Final DIP Order.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Intangibles” means all right, title and interest the Debtors now own or hereafter acquire in or to all Causes of Action, contract rights, documents, books, ledgers, records, money and general intangibles now owned or hereafter acquired by the Debtors including, without limitation, all customer lists, permits, federal and state tax refunds, Patents, Copyrights, Trademarks, Licenses, other rights in intellectual property, and the balance of every deposit account now or hereafter existing of the Debtors with any bank, all monies of the Debtors and all rights to payment of money of the Debtors, and all books, ledgers and records and all computer programs, tapes, discs, punch cards, data processing software, transaction files, master files and related property and rights (including computer and peripheral equipment) necessary or helpful in enforcing, identifying or establishing any item of Collateral.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indemnitees” has the meaning specified in Section 8.3(b).

“Interest Payment Date” has the meaning specified in Section 2.2.

“Interim Credit Period” means the period from the Effective Date to the earlier of (i) the date of entry by the Bankruptcy Court of the Final DIP Order or (ii) the termination of the Commitment pursuant to Section 7.2 hereof.

“Interim DIP Order” means the order entered by the Bankruptcy Court, in substantially the form annexed hereto as Exhibit B, approving inter alia this Agreement and authorizing the incurrence by the Debtors of post-petition secured indebtedness in accordance with this Agreement, including the grant of security interests in and Liens on the Collateral and the grant of a Superpriority Claim for all of the Obligations.

“Inventory” means all right, title and interest the Debtors now own or hereafter acquire in or to inventory, including without limitation (i) all goods and other personal property held for resale by the Debtors, (ii) all inventory, wherever located, evidenced by negotiable and non-negotiable documents of title, warehouse receipts and bills of lading, (iii) all of the Debtors’ rights in, to and under all purchase orders now owned or hereafter received or acquired by it for goods or services and (iv) all rights of the Debtors as an unpaid seller, including rescission, replevin, reclamation and stopping in transit.

“Investment Property” shall have the meaning ascribed to it in the UCC.

“Junior Collateral” means all of the Debtors’ real and personal property that is in existence and that on the Petition Date is the subject of valid, enforceable, properly perfected Liens, including, but not limited to, (i) all Receivables; (ii) all General Intangibles; (iii) all Investment Property; (iv) all Inventory; (v) all Equipment; (vi) all Equity Interests; (vii) to the extent not included in the foregoing, all contracts, any right to payment under a repurchase agreement, securities, chattel paper, owned real estate, real property leaseholds, fixtures, machinery, equipment, and deposit discounts; (viii) to the extent not included in the foregoing, all other personal property, whether tangible or intangible and wherever located, including, but not limited to, the balance of every deposit account now or hereafter existing of the Debtors with any bank and all monies of the Debtors and all rights to payment of money of the Debtors; and (ix) to the extent not otherwise included, all cash and noncash Proceeds and products of any or all of the foregoing, whether existing on the date hereof or arising hereafter.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” shall have the meaning set forth in the preamble.

“LIBOR” means the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR) at approximately 11:00 a.m., London time, two Business Days prior to the Effective Date, and as reset two Business Days prior to each Interest Payment Date.

“License” means any license or other agreement granting a Person the exclusive or non-exclusive right to use and/or license the use of any Patent, Copyright, Trademark or other intellectual property.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” shall have the meaning set forth in Section 2.1 hereof.

“Loan Documents” means this Agreement, any Note executed by any Debtor and payable to the Lender, and any other present or future agreements entered into in connection with this Agreement, together with all alterations, amendments, changes, extensions, or modifications to any of the foregoing.

“Mandatory Prepayment” shall have the meaning set forth in Section 2.5 hereof.

“Master Repurchase Agreements” mean (a) that certain Master Repurchase Agreement dated as of August 14, 2007 between Saturn, as seller, and GGRE, as buyer; (b) that certain Master Repurchase Agreement dated as of August 14, 2007 between Mercury, as seller, and GGRE, as buyer; (c) that certain Master Repurchase Agreement dated as of August 14, 2007 between Minerva, as seller, and GGRE, as buyer; and (d) that certain Master Repurchase Agreement dated as of December 6, 2007 between Minerva SPV, as seller, and GGRE, as buyer, in each case with respect to the foregoing (a) through (d), including all confirmations and amendments thereto.

“Material Adverse Effect” means a material adverse effect upon (a) the properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any of the Debtors, (b) the ability of each of the Debtors to perform its obligations under any Loan Document to which it is a party, or (c) the legality, validity, binding effect or enforceability against any Debtor of any Loan Document to which it is a party or (d) the value of the Collateral.

“Maturity Date” means the earlier of (i) January 31, 2009, unless the Lender in its sole discretion agrees in writing to extend such date, (ii) the effective date of any confirmed plan of reorganization for the Debtors, and (iii) the termination of the commitment to make Loans by the Lender upon the occurrence of an Event of Default or the acceleration of the Obligations, in each case, pursuant to Section 7.2 hereof.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Debtors arising under this Agreement or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue before and after the Effective Date. Any reference in this Agreement to Obligations shall include all or any portion thereof and any extensions, modifications, renewals or alterations thereto.

“OT Put Agreement” means that certain Put Agreement dated as of January 22, 2008, by and among the Lender and Luminent as purchasers, OT as REIT, the preferred shareholders party thereto, REIT Administration, LLC and Charles B. Harrison.

“Outstanding Amount” means on any date, the aggregate outstanding principal amount of Loans thereof after giving effect to any borrowings, occurring on such date.

“Patents” means all right, title and interest the Debtors now own or hereafter acquire in or to all letters patent and the inventions described therein, and all registrations and recordings thereof and all applications in connection therewith, including without limitation all such recordings, registrations and applications in the U.S. Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any other country (or political subdivision thereof) and all reissues, extensions, and renewals thereof.

“Permitted Liens” means the Liens referred to in clauses (i) through (ii) of Section 6.6.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Petition Date” shall have the meaning ascribed to that term in the Recitals to this Agreement.

“Plan” shall have the meaning ascribed to that term in the Plan Support Agreement.

“Plan Support Agreement” means that certain Plan Support and Forbearance Agreement dated September 4, 2008 by and among the Debtors, the Lender, GGRE LLC, WAMU Capital Corporation, Wells Fargo Bank, NA, Bear Stearns, JMG Capital Partners, LP, William Stearn, David Eidelman, Watershed Asset Management, LLC, Vicis Capital LLC, Argent Funds Group, Waterstone Capital, Bayerische Hypo-Und Vereinsbank AG, AQR Capital Management, LLC, CNH Partners, LLC, and RREEF Alternative Investments.

“Pre-Petition Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of September 26, 2007 as amended by the First Amendment to the Amended and Restated Credit Agreement dated as of December 7, 2007, the Second Amendment to the Amended and Restated Credit Agreement dated as of May 9, 2008, the Third Amendment to the Amended and Restated Credit Agreement dated as of June 16, 2008, by and among Luminent as borrower, each of the other Debtors as guarantors, and Arco Capital Corporation Ltd. as the lender, and those certain documents defined in the Credit Agreement as “Related Documents.”

“Pre-Petition Financing Documents” means the Pre-Petition Credit Agreement, the Master Repurchase Agreements and the OT Put Agreement, each as amended, restated or modified from time to time.

“Pre-Petition Lender” means Arco Capital Corporation Ltd., as lender under the Pre-Petition Credit Agreement.

“Proceeds” means all proceeds, including (i) whatever is received upon any collection, exchange, sale or other disposition of any of the Collateral and any property into which any of the Collateral is converted, whether cash or non-cash, (ii) any and all payments or other property (in any form whatsoever) made or due and payable on account of any insurance, indemnity, warranty or guaranty payable to the Debtors with respect to any of the Collateral, (iii) any and all payments (in any form whatsoever) made or due and payable in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person, corporation, agency, authority or other entity acting under color of any governmental authority), (iv) any claim of the Debtors against third parties for past, present or future infringement of any Patent or Copyright, for past, present or future infringement or dilution of any Trademark, or for injury to the goodwill associated with any Trademark, Patent or Copyright, or for the breach of any License and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” means all Accounts now or hereafter owing to the Debtors, and shall also mean all accounts, accounts receivable, contract rights, book debts, instruments and chattel paper, notes, drafts, acceptances, payments under leases of equipment or sale of Inventory and other forms of obligations now or hereafter received by or belonging or owing to the Debtors for goods sold or leased and/or services rendered by them, and all of the Debtors’ rights in, to and under all purchase orders, instruments, and other documents now or hereafter received by them evidencing obligations for and representing payment for goods sold or leased and/or services rendered, and all monies due or to become due to the Debtors under all contracts for the sale or lease of goods and/or the performance of services by them, now in existence or hereafter arising (including without limitation the right to receive the Proceeds of said purchase orders and contracts), together with all Inventory returned by or reclaimed from customers wherever such Inventory is located, and all guaranties, securities and liens held for the payment of any such account, account receivable, contract right, document, instrument or chattel paper.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Repo Counterparty” means GGRE as buyer under those certain Master Repurchase Agreements.

“Responsible Officer” means, with respect to any Debtor, the chief executive officer, president, chief financial officer, treasurer or comptroller and any other officer of the Debtor with responsibility for the administration of the relevant portion of the Loan Documents. Any document delivered hereunder that is signed by a Responsible Officer of such Debtor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Debtor and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Debtor.

“Superpriority Claim” means in relation to the Lender, a claim against the Debtors in the Bankruptcy Cases which is an administrative expense claim authorized and established by the Bankruptcy Court pursuant to Sections 364(c) and 507(b) of the Bankruptcy Code and having priority over any and all administrative expenses of the kind specified in Sections 503(b), 507(b) and 546(c) of the Bankruptcy Code.

“Tax” means any fee (including license, filing and registration fee), tax (including any income, gross receipts, franchise, sales, use or real, personal, tangible or intangible property tax), interest equalization or stamp tax, assessment, levy, impost, duty, charge or withholding of any kind or nature whatsoever, imposed or assessed by any Government, together with any penalty, fine or interest thereon.

“Trademarks” means all right, title and interest the Debtors now own or hereafter acquire in or to all trademarks, trade names, corporate names, company name, business names, fictitious business names, trade styles, service marks, logos, other source of business identifiers, print and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, including without limitation all such registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or political subdivision thereof and all reissues, extensions, and renewals thereof.

“UCC” means at any time the Uniform Commercial Code as the same may from time to time be in effect in the State of New York, provided that, if, by reason of mandatory provisions of law, the validity or perfection of any security interest granted herein is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York then, as to the validity or perfection of such security interest, “UCC” shall mean the Uniform Commercial Code in effect in such other jurisdiction.

Section 1.2. Interpretive Provision. With reference to this Agreement, unless otherwise specified herein:(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in this Agreement shall be construed to refer to such Agreement in its entirety and not to any particular provision thereof, (iv) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Article, section and subsection headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

ARTICLE II

Credit Facilities

Section 2.1. Commitment to Provide Loans. Subject to the terms and conditions set forth in this Agreement and in the Financing Orders, the Lender agrees to make Loans (each such Loan, a “Loan”) to the Debtors from time to time during the Credit Period in an aggregate principal amount not to exceed the lesser of $3,242,000.00 and the aggregate drawdown amounts set forth in the Budget through the most recent Budget Period (the “Commitment”). The Debtors, jointly and severally, agree to repay all of the Obligations owed to the Lender under the terms of this Section 2.1 and this Agreement.

Section 2.2. Method of Borrowing. The Debtors shall request Loans by submitting a written request to the Lender specifying the principal amount of the Loan requested. The Lender shall honor each loan request by making a wire transfer to the Debtors’ operating account in the amount of the Loan requested, provided that (i) honoring the request would not cause the aggregate amount of outstanding Loans to exceed the Commitment, (ii) such request is in specific accordance with the line items set forth in the Budget for the Budget Period to which such request relates and (iii) an Event of Default has not occurred and is continuing. Each request for a Loan shall constitute a representation by the Debtors that each of the representations and warranties in Article V of this Agreement is true and complete in all material respects as of the date of such request.

Section 2.3. Interest Rate. As provided further below, interest shall accrue on the average daily outstanding balance of the Loans at the rate of LIBOR plus 2% per annum. On each monthly anniversary of the Effective Date and on the effective date of the Plan (each such date, an “Interest Payment Date”), accrued interest shall be paid in kind and shall be added to the outstanding principal amount of the Obligations owing by the Debtors to the Lender pursuant to this Agreement. Any accrued and unpaid interest shall be due and payable on the date that the outstanding principal amount of the Loans is paid or becomes due and payable in full. In the event of an Event of Default, the Loans shall bear interest on the outstanding principal balance thereof at a rate equal to LIBOR plus 4% per annum for each day from the date of the Event of Default until the Loans are paid in full.

Section 2.4. Computation of Interest. Interest hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.5. Maturity; Payments. The Loans shall mature, and the principal amount of all outstanding Loans, together with all accrued and unpaid interest thereon and all other Obligations that may be due to the Lender under this Agreement, shall be immediately due and payable by the Debtors to the Lender upon the Maturity Date. The Obligations may be prepaid at any time by the Debtors without penalty. Immediately upon the receipt by the Debtors of any proceeds of any recovery upon any of the Debtors’ litigation claims, the Debtors shall prepay the Loans in an amount equal to the net proceeds of such recovery after taking into account expenses (a “Mandatory Prepayment”). All payments by the Debtors shall be made to the Lender in lawful money of the United States of America and in immediately available funds. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter, and such extension of time shall in such case be included in the computation of interest hereunder.

Section 2.6. Reduction of Commitments. The Commitment of the Lender shall be permanently reduced by (a) the amount of any Mandatory Prepayment, and (b) an amount equal to all revenues received by the Debtors in a Budget Period net of amounts of up to 20% of such revenues to the extent such amounts are paid to Persons unrelated to the Debtors for commissions and fees in relation to such revenues.

Section 2.7. Use of Proceeds. The proceeds of the Loans shall be used only (i) to pay the Debtors’ obligations to the Lender hereunder, (ii) to pay the costs of the Debtors’ operations in the ordinary course of their businesses and in specific accordance with the line items set forth in the Budget, or (iii) to pay restructuring expenses and fees incurred by the Debtors as set forth in the Budget, and (iv) to pay such other amounts as may be agreed to by the Debtors and the Lender. Notwithstanding anything herein, no proceeds of the Loans shall be utilized for the payment of any fees and expenses incurred in connection with (x) any investigation of or challenge to the amount, extent, priority, validity, perfection or enforcement of indebtedness of the Debtors owing to the Lender, the Pre-Petition Lender, the Repo Counterparty or any Affiliate thereof, or to the collateral securing the Pre-Petition Loan or the perfection, priority or validity of the liens granted in favor of the Pre-Petition Lender with respect to the Pre-Petition Loan, or (y) any investigation, assertion, initiation or prosecutions of any claim, causes of action, adversary proceedings or other litigation against the Lender, the Pre-Petition Lender, Repo Counterparty or their Affiliates.

Section 2.8. Evidence of Debt. The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by such Lender. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Debtors and the interest and payments thereon. Upon the request of the Lender, the Debtors shall execute and deliver to the Lender a Note, which shall evidence such Lender’s Loans in addition to such accounts or records, however, no such Note will be necessary as evidence of the Loans. The Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

ARTICLE III

Conditions to the Agreement and Loans

Section 3.1. Conditions to the Effectiveness of the Agreement. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a) The Lender shall have received executed counterparts of this Agreement;

(b) The Lender shall have received all documents reasonably requested by the Lender relating to the existence of the Debtors and their corporate authority to execute, deliver and perform this Agreement and any other documents to which the Debtors and the Lender are parties and the validity of this Agreement and such other documents and any other matters relevant hereto or thereto, all in form and substance satisfactory to the Lender.

(c) The Lender shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Debtor as the Lenders may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act in connection with this Agreement or any of the Loan Documents to which such Debtor is a party.

(d) All legal matters incident to this Agreement, and the transactions contemplated hereby and thereby shall be reasonably satisfactory to the Lender.

(e) The Lender shall have received a favorable opinion of counsel to the Debtors as to such matters as the Lender may reasonably request.

(f) The Lender shall have received and approved a budget of sources and uses of cash, substantially in the form annexed hereto as Exhibit A (the “Budget”).

(g) On or prior to the date of such initial Loan, each document (including, without limitation, each UCC financing statement) required by law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender a perfected security interest in and Lien on the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and the Lender shall have received a duly completed and signed perfection certificate together with evidence that all filings, registrations and recordings required by law or reasonably requested by the Lenders to perfect the Liens created hereunder have been or concurrently are being made.

(h) The Interim DIP Order shall have been entered by the Bankruptcy Court in a form and substance satisfactory to the Lender and shall have been entered on notice to parties in accordance with Bankruptcy Rule 4001, and shall be in full force and effect and shall not have been (x) stayed, vacated, revised or rescinded or (y) amended or modified without the prior written consent of the Lender.

(i) All “First Day Orders” or other orders entered at the time of the Petition Date shall be reasonably satisfactory in form and substance to the Lender in all respects.

Section 3.2. Conditions Precedent to Funding. As a condition precedent to any obligation of the Lender to fund the Loans or to otherwise extend credit to the Debtors, the following conditions must have been satisfied:

(a) The Lender shall have received a loan request in accordance with Section 2.2 and all such other documents the Lender requires in connection with its commitment to make Loans.

(b) No Event of Default shall have occurred and be continuing or would result from making such Loan;

(c) No event of default shall have occurred under the Plan Support Agreement and such agreement shall not have been terminated in accordance with its terms;

(d) The Debtors shall have performed or complied with all agreements and conditions set forth herein to be performed or complied with by them on or prior to the date of such Loan;

(e) The representations and warranties of the Debtors contained in this Agreement or any other Loan Document shall be true and complete in all material respects.

(f) The Interim DIP Order or, following the entry of the Final DIP Order, the Final DIP Order shall be in full force and effect, and shall not have been stayed, vacated, reversed or rescinded, and such order shall not have been amended or modified without the prior written consent of the Lender;

(g) The purpose of the Loan shall be consistent with and for purposes permitted under the Budget and the Debtors shall, at the time of the delivery of any loan request pursuant to Section 2.2 hereof, have used for a purpose set forth in the Budget all cash on hand and any cash collateral; and

(h) Other than the Bankruptcy Cases, there shall exist no claim, action, suit, litigation, proceeding or investigation pending in any court or before any arbitrator or Governmental Authority that relates to the Obligations.

Each Request for a Loan submitted by the Debtors shall be deemed to be a representation and warranty that the conditions specified in this Article III have been satisfied on and as of the date of the applicable Loan.

ARTICLE IV

Security Interests and Priority Claims

Section 4.1. Security Interests.

(a) To secure the prompt and complete payment and performance of the Obligations of the Debtors to the Lender under this Agreement and under the Loan Documents, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now existing or hereafter arising or due or to become due, in accordance with the terms thereof, each of the Debtors hereby grant to the Lender and upon entry of and pursuant to the Interim DIP Order (and when applicable, the Final DIP Order), the Lender shall have (i) pursuant to 11 U.S.C. §364(c)(2), valid and perfected senior continuing first priority security interests in and Liens on the Debtors rights, title and interests to all Collateral; and (ii) pursuant to 11 U.S.C. §364(c)(3), perfected Liens upon all pre- and post petition property of the Debtors that constitutes Junior Collateral, which Liens shall be junior only to such valid and perfected Liens in existence on the Petition Date. The Lender shall have all the rights of a secured party with respect to the Collateral and Junior Collateral under the UCC and the other laws of the State of New York and any other applicable jurisdiction. The Liens granted to the Lender hereunder shall in all respects be senior to any pre-petition lien that is determined to be avoidable pursuant to 11 U.S.C. §544 or otherwise and, the Liens shall not be (i) subject to any lien or security interest which is avoided and preserved for the Borrower’s estate under 11 U.S.C. §551 or (ii) subordinated to or made pari passu with any other lien or security interest under 11 U.S.C. §364(d) or otherwise and shall at all times be senior to the rights of the Debtors and any successor trustee(s) in the Bankruptcy Cases or any subsequent proceedings under the Bankruptcy Code.

(b) Pursuant to the Financing Orders and this Agreement, the Liens granted pursuant to Section 4.1(a) shall constitute valid, enforceable and perfected first priority Liens and security interests in the Collateral and, except as specifically provided for herein, at all times shall be senior to and have priority over any and all other Liens, claims and interests, now existing or hereafter arising, in favor of any other creditor or any Person whatsoever. The Liens granted to the Lender in accordance with Section 4.1(a) with respect to the Junior Collateral shall be valid, enforceable and perfected Liens subject only to valid and perfected Liens in existence on the Petition Date. No claim of any kind or nature shall be assessed against or attributed to the Lender, the Collateral or the Junior Collateral pursuant to 11 U.S.C. § 506(c) or 11 U.S.C. § 552 or otherwise.

(c) Pursuant to the Financing Orders and this Agreement, the Liens granted pursuant to Section 4.1(a) and (b) shall be valid, enforceable and perfected without the necessity that the Lender file financing statements or otherwise perfect its Liens and security interests under applicable non-bankruptcy law except for such Collateral or Junior Collateral as is or may hereafter be located outside of the territorial limits of the United States of America to the extent that the same may not be subject to jurisdiction of the Bankruptcy Court.

(d) As to all real property the possession of which is held by the Debtors pursuant to leasehold interests in real and personal property, the Debtors acknowledge that, pursuant to the Financing Orders, the Liens in favor of the Lender in all of such leasehold instruments shall be perfected without recordation of any instruments of mortgage or assignment. The Debtors further agree that, upon the request of the Lender, the Debtors shall enter into separate fee and leasehold mortgages in recordable form with respect to such properties on terms reasonably satisfactory to the Lender.

(e) To induce the Lender to make the Loans and to assure the repayment thereof, upon entry of and pursuant to the Interim DIP Order (and when applicable the Final DIP Order), the Obligations of each of the Debtors shall, pursuant to 11 U.S.C. § 364(c)(1), at all times constitute allowed administrative expense claims in the Bankruptcy Cases having priority over all administrative expenses whether of the kind specified in or incurred pursuant to Sections 503(b) and 507(b) of the Bankruptcy Code or otherwise and all superpriority administrative expense claims granted to any other Person.

(f) Notwithstanding any contrary provision of the Agreement, the Lender agrees that in the event of an Event of Default and an acceleration of the Obligations, if there are insufficient funds to satisfy the administrative expenses of the Borrower, then the Liens and Superpriority Claims granted to the Lender pursuant to the Agreement shall be subject to the Carve-Out, provided that, if after any payment that utilizes any portion of the Carve-Out, the proceeds of unencumbered assets from any source become available, the Lender shall be granted a lien on the proceeds of the unencumbered assets to the extent of the Carve-Out paid. The Carve-Out shall not be used by, or be available to, any Person to pay for fees or expenses incurred in conjunction with the investigation, objection to or any attempt to contest in any manner, litigate or to raise any defense to, the validity, perfection, priority or enforceability of the Obligations or any Liens securing the Obligations, or to investigate, assert or pursue any claims against the Lender, Pre-Petition Lender, Repo Counterparty or their Affiliates.

(g) Notwithstanding the foregoing, so long as an Event of Default shall not have occurred and be continuing, the Debtors shall be permitted to pay fees and reimburse the expenses of counsel or financial advisors to the Debtors that are allowed and payable under Sections 328, 330 and 331 of the Bankruptcy Code, as the same may be due and payable in accordance with the Budget, and the same shall not reduce the Carve-Out.

Section 4.2. Continuing Liability of the Debtors. Anything herein to the contrary notwithstanding, the Debtors shall remain liable to observe and perform all of the terms and conditions to be observed and performed by them under any contract, agreement, warranty or other obligation with respect to the Collateral, and shall do nothing to impair the security interests herein granted. The Lender shall not have any obligation or liability under any such contract, agreement, warranty or obligation by reason of or arising out of this Agreement or the receipt by the Lender of any payment relating to any Collateral, nor shall the Lender be required to perform or fulfill any of the obligations of the Debtors with respect to the Collateral, to make any inquiry as to the nature or sufficiency of any payment received by the Lender or the sufficiency of the performance of any party’s obligations with respect to any Collateral. Furthermore, the Lender shall not be required to file any claim or demand to collect any amount due or to enforce the performance of any party’s obligations with respect to, the Collateral.

Section 4.3. Collections. Subject to the Debtors’ obligations to, and the rights of, the holders of Permitted Liens:

(a) All Proceeds and any other collections received by the Debtors shall be promptly deposited in the Debtor’s operating accounts and until so deposited shall be held in trust for and as the Lenders’ property and shall not be commingled with any funds of the Debtors not constituting Proceeds of Collateral. However, the Lender may upon an Event of Default notify Account Debtors obligated to make payments under any or all Receivables or General Intangibles that the Lender has a security interest in such Collateral and that payments shall be made directly to the Lender. Upon the request of the Lender at any time, the Debtors will so notify such Account Debtors. The Debtors will use all reasonable efforts to cause each Account Debtor to comply with the foregoing instruction. In furtherance of the foregoing, the Debtors authorize the Lender (i) to ask for, demand, collect, receive and give acquittances and receipts for any and all amounts due and to become due under any Collateral and, in the name of the Debtors or its own name or otherwise, (ii) to take possession of, endorse and collect any checks, drafts, notes acceptances or other instruments for the payment of monies due under any Collateral and (iii) to file any claim or take any other action in any court of law or equity or otherwise which it may deem appropriate for the purpose of collecting any amounts due under any Collateral. The Lender agrees to maintain a record of the source of any receipts with respect to its efforts to realize against the Collateral.

(b) As to any amount payable under or in connection with any of the Collateral that shall be or shall become evidenced by any promissory note or other instrument, the Debtors will pledge immediately and deliver such note or other instrument to the Lender as part of the Collateral, duly endorsed in a manner satisfactory to the Lender.

(c) The Debtors shall not, without the Lender’s prior written consent, (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable or Cause of Action, (iii) release, wholly or partly, any person liable for the payment of any Receivable or (iv) allow any credit or discount whatsoever with respect to any Receivable other than trade discounts granted in the normal course of business consistent with past practices and other reasonable discounts or compromises necessary in the reasonable judgment of the Debtor to enhance the collectability of any Receivable.

ARTICLE V

Representations and Warranties

The Debtors represent and warrant to the Lender that:

Section 5.1. Corporate Existence and Power. Each Debtor is a corporation, limited liability company, limited partnership or trust duly incorporated or formed, as the case may be, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals required to carry on the business of such Debtor as now conducted and, subject to the entry of the Financing Orders, to execute, deliver and perform its obligations under this Agreement.

Section 5.2. Corporate and Governmental Authorization; Contravention. Subject to the entry of the Financing Orders, the execution, delivery and performance by the Debtors of this Agreement and any other documents to which the Debtors and the Lender are parties, including but not limited to the creation of the security interests provided for herein (i) are within the Debtors’ corporate power, (ii) have been duly authorized by all necessary corporate action, (iii) require no approval, consent, authorization or other action by or with respect to, or filing with, any Government (except with respect to the filing and/or recording of financing statements or other instruments) and (iv) do not contravene, or constitute (with or without the giving of notice or lapse of time or both) a default under or violation of, any provision of applicable law or of the respective articles of incorporation or by-laws of the Debtors or of any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting the Debtors or result in the creation or imposition of any Lien (other than the Lien of the Collateral Documents) on any of its assets.

Section 5.3. Binding Effect. Upon entry of the Financing Orders, as necessary, this Agreement constitutes a legal, valid and binding agreement of the Debtors and the obligations hereunder are enforceable against the Debtors, both jointly and severally, in accordance with its terms.

Section 5.4. Ownership and Liens. The Debtors are the sole owners of and have good and marketable title to all of their properties and the Debtors assets are subject to no Lien, except Permitted Liens.

Section 5.5. Filings. All actions by or with respect to, and all filings with, any Government required in connection with the execution, delivery and performance of this Agreement and any other documents to which the Debtors and the Lender are parties, or necessary for the validity or enforceability thereof or for the protection or perfection of the rights and interests of the Lender thereunder, will, prior to the date of delivery thereof, have been duly taken or made, as the case may be, and will at all times thereafter remain in full force and effect.

Section 5.6. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of each of the Debtors after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Debtors that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby.

Section 5.7. Regulation U. The Debtors are not engaged and will not engage, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

Section 5.8. Compliance with Laws. Each of the Debtors is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.9. Financing Orders.

(a) Each of the Debtors is in compliance with the terms and conditions of the Interim DIP Order and the Final DIP Order, as applicable.

(b) Each of the Interim DIP Order (with respect to the period prior to the entry of the Final DIP Order) or the Final DIP Order (upon entry of the Final DIP Order) is in full force and effect and has not been stayed, vacated, reversed or rescinded or, without the prior written consent of the Lender in its sole discretion, amended or modified.

ARTICLE VI

Covenants

The Debtors agree that so long as the Lender shall have any Commitment to make Loans hereunder or any Loan or Obligation hereunder or under any other document to which the Debtors and the Lender are parties remains unpaid or unsatisfied:

Section 6.1. Conduct of Business and Maintenance of Existence. The Debtors, or each of them, shall continue to engage in business of the same general type as conducted by the Debtors on the Effective Date and will maintain the Collateral in a commercially reasonable manner, and will preserve, renew and keep in full force and effect the corporate existence of each of the Debtors and their rights, privileges and franchises necessary or desirable in the normal conduct of business. The Debtors will notify the Lender of any change in their place of business, location(s) of the Collateral and location(s) of books and records at least ten (10) days prior to such change(s). In addition, the Debtors will not change their name, identity or corporate structure in any manner or use any trade, assumed or fictitious name except after providing at least ten (10) days notice prior to the effective date of such change.

Section 6.2. Compliance with Laws. The Debtors shall comply with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 6.3. Accounting; Inspection of Property, Books and Records. The Debtors shall keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to each of their businesses and activities, will maintain their fiscal reporting periods on the present basis and will permit representatives of the Lender to visit and inspect any of their properties, to examine and make abstracts from any of their books and records and to discuss their affairs, finances and accounts with their officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

Section 6.4. Maintenance of Security Interests. The Debtors shall, from time to time and at their expense, execute, deliver, file or record such financing statements pursuant to the UCC, applications for certificates of title and such other statements, assignments, instruments, documents, agreements or other papers and take any other action that may be necessary or desirable, or that the Lender may reasonably request, in order to create, preserve, perfect, confirm or validate the security interests to enable the Lender to obtain the full benefits of this Agreement or to enable the Lender to exercise and enforce any of its rights, powers and remedies hereunder, including, without limitation, the Lender’s right to take possession of the Collateral, and will use their best efforts to obtain such waivers from landlords and mortgagees as the Lender may request.

Section 6.5. Debt. The Debtors shall not incur or at any time become liable with respect to any Debt except (i) Debt outstanding under this Agreement or any other document to which the Debtors and the Lender are parties; or (ii) normal and customary trade Debt incurred in the ordinary course of the Debtors’ business and as specifically provided for in the Budget.

Section 6.6. Restriction on Liens. The Debtors shall not at any time create, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired by them or assign or subordinate any present or future right to receive assets except:

(a) any Liens created by any other documents to which the Debtors and the Lender are parties; and

(b) Liens securing Taxes, assessments or Governmental charges provided (A) with respect to Liens securing state and local Taxes, such Taxes are not yet payable, or (B) with respect to Taxes, assessments or Governmental charges or levies or claims or demands secured by such Liens, payment of which is not at the time required.

Section 6.7. Notices. The Debtors shall advise the Lender promptly and in reasonable detail (i) of any Lien, security interest, encumbrance or claim made or asserted against any of the Collateral, (ii) of any material change in the composition of the Collateral, and (iii) of the occurrence of any other event which would have a Material Adverse Effect.

Section 6.8. Transactions with Other Persons. Except as contemplated hereby, the Debtors shall not enter into any agreement with any Person whereby any of them shall agree to any restriction on the Debtors’ right to amend or waive any of the provisions of this Agreement.

Section 6.9. Use of Proceeds. The Debtors shall not use the proceeds of the Loans, directly or indirectly, in a manner or for any purpose other than as set forth in the Budget and in this Agreement. The Debtors shall not use the proceeds of the Loans, directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose pf purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 6.10. Budget Reconciliation. On or prior to the date on which the Debtors make a request for a Loan pursuant to Section 2.2 of this Agreement other than the initial request for a Loan, the Debtors shall provide the Lender with a comparison of actual receipts and disbursement to the projected receipts and disbursements as set forth in the Budget for the prior Budget Period and on a cumulative basis.

Section 6.11. Plan Support Agreement and Pleadings. The Debtors shall take all acts required by or in furtherance of the Plan Support Agreement and shall take no act that would be inconsistent with the provisions thereof. Without limiting the terms of the forgoing, the Debtors shall provide the Lender for its review and approval prior to the filing thereof with the Bankruptcy Court all material filings related to this Agreement or the Plan Support Agreement.

Section 6.12. Independence of Covenants. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of another covenant shall not avoid the occurrence of a Event of Default if such action is taken or condition exists.

ARTICLE VII

Event of Default/Remedies

Section 7.1. Events of Default. The occurrence of each of the following conditions or events shall constitute an Event of Default hereunder:

(a) The Debtors fail to pay when due any principal or interest on any Loan, any fee or any other amount payable hereunder, or under any document to which the Debtors and the Lender are parties or with respect to any other Obligation of the Debtors to the Lender;

(b) Any representation, warranty, certification or statement made by any of the Debtors in this Agreement, in any certificate, financial statement or other document delivered pursuant hereto or thereto or in connection with the Loans hereunder proves to have been incorrect or misleading in any material respect when made or delivered;

(c) The Debtors fail to observe or perform any covenant or agreement contained in this Agreement, the Financing Orders or any Loan Document;

(d) The Debtors’ expenses for any Budget Period exceed the amounts set forth in the Budget;

(e) The Bankruptcy Court fails to enter (i) the Interim DIP Order within five (5) Business Days following the Petition Date, or (ii) the Final DIP Order within thirty (30) days following the Petition Date (unless such dates are extended with the written consent of the Lender), or in the event that the Interim DIP Order, or after entry of the Final DIP Order, the Final DIP Order ceases to be in full force and effect or shall have been stayed, vacated, reversed rescinded or otherwise modified or amended without the prior written consent of the Lender;

(f) The Bankruptcy Court enters an order (i) appointing a trustee in any of the Bankruptcy Cases under chapter 11 of the Bankruptcy Code or a responsible officer or an examiner having enlarged powers (beyond those set forth under Section 1106(a)(3) and (4) of the Bankruptcy Code or under Section 1106(b) of the Bankruptcy Code), or (B) dismissing any of the Bankruptcy Cases or converting any of the Bankruptcy Cases to cases under chapter 7 of the Bankruptcy Code;

(g) The Bankruptcy Court enters an order granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code so as to allow any Person other than the Lender to proceed against any asset of the Debtors;

(h) The Bankruptcy Court enters an order in any of the Bankruptcy Cases amending, supplementing, staying, reversing, revoking, rescinding, vacating or otherwise modifying the Financing Orders, or any of the Debtors shall make an application for such relief without the express prior written consent of the Lender;

(i) Any of the Debtors make any payments in respect of indebtedness arising prior to the Petition Date without prior order of the Bankruptcy Court and the consent of the Lender;

(j) Any of the Debtors files an application seeking the approval of, or there shall exist, be established or allowed, any other Superpriority Claim which is pari passu or senior to the claim of the Lender under this Agreement or any other Lien on the Debtors’ property or assets is granted by order of the Bankruptcy Court;

(k) Any judgment or decree is entered against any of the Debtors involving post-Petition Date liability and such judgment or decree shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of the judgment;

(l) A settlement agreement with the Internal Revenue Service that definitively and permanently settles the Federal Tax Claims for an amount no greater than $1,000,000.00 or such other amount as the Lender may agree shall not have been fully executed on or before the date that is ninety (90) days after the Petition Date unless such date is extended in writing by the Lender in its sole discretion;

(m) The Debtors shall fail to file the Plan within five (5) Business Days after the Petition Date;

(n) The Debtors shall file a plan of reorganization other than the Plan;

(o) The Debtors’ exclusive period to file a plan of reorganization or to solicit acceptances of a plan of reorganization pursuant to Section 1121 of the Bankruptcy Code shall have expired or terminated;

(p) An order approving the Debtors’ Disclosure Statement shall not have been entered by the Bankruptcy Court by October 10, 2008;

(q) An order confirming the Plan shall not have been entered by the Bankruptcy Court and the effective date of the Plan shall not have occurred by January 30, 2009;

(r) The Debtor shall sell, or seek to sell, any asset out of the ordinary course of business without the express prior written consent of the Lender;

(s) The Debtors shall fail to comply with, or shall take any act that is contrary to, the provisions of the Plan Support Agreement or such Plan Support Agreement is terminated;

(t) Any material provision of the Agreement or Loan Documents shall, for any reason, cease to be valid and binding on any of the Debtors, or any of the Debtors shall so assert in any pleading filed with the Bankruptcy Court or contests the validity or enforceability of any provision of the Loan Documents; or

(u) Any of the Debtors shall seek, or support any other Person’s motion to (i) disallow in whole or in part any Obligation arising under this Agreement; (ii) disallow any obligations owed by the Debtors under the Pre-Petition Financing Documents, (iii) challenge the validity and enforceability of the Liens or security interests granted in favor of the Lender or confirmed herein or in the Interim DIP Order or the Final DIP Order as the case may be; (iv) challenge the validity or enforceability of the Liens or security interests in favor of the Pre-Petition Lender, or (v) seek to assert, initiate or prosecute on behalf of the Debtors or their estates any claim, cause of action, adversary proceedings or other litigation against the Lender, the Pre-Petition Lender, Repo Counterparty or their Affiliates.

Section 7.2. Remedies.

(a) Notwithstanding the provisions of section 362 of the Bankruptcy Code, if any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(1) declare the Commitment terminated, whereupon such Commitment shall be terminated;

(2) declare the Obligations (together with accrued and unpaid interest and expenses and any other obligations that may be due to the Lender under this Agreement) to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly and irrevocably waived by the Debtors;

(3) set-off against any outstanding Obligations any and all amounts held for the Debtors as cash collateral or in accounts of the Debtors maintained with or under the control of the Lender or its respective Affiliates;

(4) take any other action or exercise any and all other right or remedy available to the Lender under this Agreement, the Financing Orders or under applicable law including but not limited to, all rights and remedies as a secured creditor under the UCC and all other rights available to the Lender at law or in equity. The Lender may exercise any and all rights and remedies available under this Agreement, the Financing Orders or under applicable law without any duty to marshal assets or to be bound by any other doctrine which could prohibit or restrict the ability or discretion of the Lender in choosing to foreclose on or enforce their rights as to any portion of the Collateral;

provided, that with respect to items (3) and (4) above, the Lender shall provide the Debtors, any Committee appointed in the Bankruptcy Cases, and the United States Trustee for the District in which the Bankruptcy Cases are pending, with five (5) Business Days written notice prior to taking such action contemplated thereby.

(b) Upon the occurrence and continuance of an Event of Default that has not been waived by the Lender, and subject to Section 7.2(a), the automatic stay pursuant to Section 362 of the Bankruptcy Code shall be vacated and terminated in accordance with the Interim DIP Order or Final DIP Order, as applicable, so as to permit the Lender to exercise all of its rights and remedies based on the occurrence of an Event of Default, including, without limitation, all of its rights and remedies with respect to the Collateral. With respect to the Lender’s exercise of its rights and remedies, each of the Debtors agree and warrant as follows:

(1) the Debtors waive and release any right to, and shall be enjoined from attempting to, contest, delay to contest or otherwise challenge or dispute before the Bankruptcy Court or otherwise the exercise by the Lender of their rights and remedies, except only as expressly stated in subparagraph (ii) of this paragraph with respect only to the existence of an Event of Default;

(2) if the Debtors dispute that an Event of Default has occurred, the Debtors will be entitled to file an emergency motion with the Bankruptcy Court disputing whether an Event of Default has occurred. Unless otherwise agreed by the Lender, any such motion shall be heard within five (5) Business Days after it is filed, subject to the availability of the Bankruptcy Court. At the hearing on the emergency motion, the only issue that will be heard by the Bankruptcy Court will be whether an Event of Default has occurred and has not been cured, and, if an Event of Default has occurred and has not been cured, the Lender shall be entitled to continue to exercise all of their rights and remedies without the necessity of any further notice or order. Furthermore, nothing herein shall be construed to impose or reimpose any stay or injunction of any kind against the Lender.

(c) If an Event of Default has occurred and is continuing: (i) the Lender shall have in addition to all other rights of the Lender, the rights and remedies of a secured party under the UCC; (ii) the Lender may, at any time, take possession of the Collateral and keep it on any Debtor’s premises, at no cost (including any charge pursuant to Section 506(c) of the Bankruptcy Code) to the Lender, or remove any part of it to such other place or places as the Lender may desire, or the Debtors shall, upon the Lender’s demand, at the Debtors’ cost, assemble the Collateral and make it available to the Lender at a place or places reasonably convenient to the Lender; and (iii) the Lender may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Lender deems advisable, in its reasonable discretion, and may, if the Lender deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, the Debtors agree that any notice by the Lender of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Debtors if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt to the Debtors, at least ten (10) Business Days prior to such action to the Debtors’ address specified herein. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Lender receives payment, and if the buyer defaults in payment, the Lender may resell the Collateral without further notice to the Debtors. In the event the Lender seeks to take possession of all or any portion of the Collateral by judicial process, the Debtors irrevocably waive: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Lender retain possession and not dispose of any Collateral until after trial or final judgment. The Debtors agree that the Lender has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Lender is hereby granted a license or other right to use, without charge, the Debtors’ labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and the Debtors’ rights under all licenses and all franchise agreements shall inure to the Lender’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations. After the Obligations have been indefeasibly paid in full in cash and the Commitment terminated, the Lender will apply any excess proceeds of the Collateral in accordance with an order of the Bankruptcy Court. The Debtors shall remain liable for any deficiency.

Section 7.3. Payments on Collateral. After the acceleration of the Obligations as provided for in Section 7.2:

(a) all payments received by the Debtors under or in connection with any of the Collateral shall be held by the Debtors in trust for the Lender, shall be segregated from other funds of the Debtors and shall forthwith upon receipt by the Debtors be turned over to the Lender, in the same form as received by the Debtors (duly indorsed by the Debtors to the Lender, if required to permit collection thereof by the Lender); and

(b) all such payments received by the Lender (whether from the Debtors or with respect to the Collateral) shall be applied by the Lender to the payment of Obligations and any expenses as set forth in Section 7.5.

Section 7.4. Remedies Not Exclusive. No remedy conferred upon or reserved to the Lender in this Agreement is intended to be exclusive of any other remedy or remedies, but every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law, in equity or by statute.

Section 7.5. Application of Proceeds. The Lender shall retain the net proceeds of any collection, recovery, receipt, appropriation, realization or sale of the Collateral and, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care and safekeeping of any or all of the Collateral or in any way relating to the rights of the Lender hereunder, including reasonable attorneys’ fees and legal expenses, apply such net proceeds to the payment in whole or in part of the Obligations or certain of the Obligations in such order and against such Obligations as the Lender may elect, the Debtors remaining liable for any amount remaining unpaid (and any attorneys fees paid by the Lender in collecting such deficiency) after such application. Any such proceeds remaining after payment in full of the Obligations shall be remitted to the Debtors. The Lender shall have no obligation whatsoever to seek satisfaction from any particular item(s) or type(s) of property or Collateral, but may, in its sole discretion, foreclose upon, realize against or otherwise enforce its rights in items of Collateral in any order or priority.

ARTICLE VIII

Miscellaneous

Section 8.1. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

If to the Debtors:

Luminent Mortgage Capital, Inc.
Attn: Mr. Zachary H Pashel
1515 Market Street, Suite 2000
Philadelphia, PA 19102
Facsimile: (215) 523-6968

With a copy to:

Peter S. Partee, Esq.
Richard P. Norton, Esq.
Hunton & Williams LLP
200 Park Avenue
New York, NY 10166-0091
Phone: 212-309-1000
Facsimile: 212-309-1100

If to the Lender:

Arco Capital Corporation Ltd.
c/o Arco Capital Management LLC
Attn: Juan Carlos Bou, Esq.
City View Plaza II
#48, Road 165, Suite 6000
Guaynabo, PR 00968
Phone: (787)993-9659
Facsimile: (787) 993-9651

With a copy (which shall not constitute notice to the Lender) to:

Anthony A. Lopez III, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Facsimile: (212) 878-8375

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

Section 8.2. No Waivers. No failure or delay by the Lender in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.3. Expenses.

(a) Costs and Expenses. The Debtors shall pay all reasonable out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of counsel for the Lender) in connection with (i) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) the enforcement or protection of its rights in connection with the Loans, this Agreement and the other Loan Documents, including its rights under this Section 8.3(a), and (iii) the Bankruptcy Cases; provided however, that such fees and expenses shall not exceed $450,000. The costs and expenses owing by the Debtors under this Section 8.3(a) shall be advanced in accordance with the Budget and shall constitute Obligations hereunder.

(b) Indemnification by the Debtors. The Debtors shall indemnify the Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Debtors arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Debtors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Debtors shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable not later than five Business Days after demand therefor.

(e) Survival. The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

Section 8.4. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Debtors and the Lender.

Section 8.5. Successors and Assigns; Survival. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Debtors may not assign or otherwise transfer any of their rights under this Agreement without the prior written consent of the Lender. The Lender may freely assign to one or more of its affiliates all or any part of its interests, rights and obligations in and under this Agreement without order of the Bankruptcy Court and without consent of the Debtor. The provisions of this Agreement shall survive the termination of this Agreement and shall continue in full force and effect so long as any Obligation is outstanding.

Section 8.6. New York Law. This Agreement and any other documents to which the Debtors and the Lender are parties shall be governed by and construed in accordance with the laws of the State of New York, except as otherwise provided herein, notwithstanding any conflicts of law rules, principles or laws that would result in the application of another State’s laws.

Section 8.7. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument. This Agreement shall become effective when the Lender has received counterparts hereof signed by all parties.

Section 8.8. Waiver of Jury Trial; Submission to Jurisdiction. The Debtors hereby irrevocably and unconditionally waive all right to trial by jury in any action, proceeding, or counterclaim arising out of or related to this Agreement. Any legal action or proceeding with respect to this Agreement, the Loans, or any other document to which the Debtors and the Lender are parties or any document related hereto or thereto shall be brought in the Bankruptcy Court.

Section 8.9. Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provisions in any other jurisdiction.

Section 8.10. Entire Agreement; Conflicts. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all previous understandings, written or oral, in respect thereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Debtors:

LUMINENT MORTGAGE CAPITAL, INC.

By:_Zachary H Pashel

MAIA MORTGAGE FINANCE STATUTORY TRUST

By:_ Zachary H Pashel

MERCURY MORTGAGE FINANCE STATUTORY TRUST

By:_ Zachary H Pashel

PROSERPINE, LLC

By:_ Zachary H Pashel

SATURN PORTFOLIO MANAGEMENT, INC.

By:_ Zachary H Pashel

LUMINENT CAPITAL MANAGEMENT, INC.

By:_ Zachary H Pashel

PANTHEON HOLDING COMPANY, INC.

By:_ Zachary H Pashel

MINERVA MORTGAGE FINANCE CORP.

By:_ Zachary H Pashel

MINERVA CDO DELAWARE SPV, INC.

By: /s/Zachary H Pashel

OT REALTY TRUST

By: /s/Zachary H Pashel

Lender:

ARCO CAPITAL CORPORATION, LTD.

By:     /s/Francesco N. Piovanetti
Francesco N. Piovanetti
President

EXHIBIT A

LUMINENT 12 MONTH BUDGET
Deviations from the timetable and itemized, capped amounts contained in the Budget below shall not be valid unless agreed to by Lender in its sole discretion

													Reorg Period Total
Budgeted Drawdown Schedule ($000))					REORGAN	IZATION PERI	OD [1]	sup>					Amt*

Per Business Plan of August 14, 2008	8/20/08	8/31/08	9/5/08	9/20/08	10/5/08	10/20/08	11/5/08	11/20/08	12/5/08	12/20/08	1/5/09	1/31/09

OPERATING EXPENSES

SALARIES AND BENEFITS	0	88	84	72	72	63	72	63	72	63	74	64	787

LEGAL/PROFESSIONAL
Professional Fees and Expenses
(including trustee & financial advisor)	0	100	50	0	50	150	0	200	0	150	0	250	950
DIP Lender Legal Fees						180		90		90		90	450
Subtotal		100	50		50	330		290		240		340	1,400
OTHER OPERATING EXPENSES
Rent	0	16	0	16	0	16	0	16	0	24	0	10	98
Information Tech/Systems	0	27	0	28	0	25	0	25	5	25	5	25	165
Board of directors	0	19	0	19	0	19	0	11	0	9	0	11	88
Accounting	0	100	0	70	0	0	75	0	0	0	0	60	305
Custody and bank fees	0	1	0	1	0	1	0	1	0	2	0	2	8
Tax	0	1	0	1	0	1	0	1	0	1	0	1	6
Printer	0	0	0	3	0	0	0	0	0	3	4	0	10
Insurance	0	7	0	7	0	7	0	7	0	7	0	7	42
Public company	0	7	0	5	0	3	2	3	0	5	0	3	28
Marketing	0	0	0	1	0	2	0	2	0	2	0	2	9
Travel & entertainment	0	0	0	9	0	9	0	9	0	9	0	12	48
Office Supplies	0	7	0	7	0	7	0	5	0	5	0	5	36
Other	0	35	18	36	18	0	0	0	0	20	75	0	202

Sub-total	0	220	18	203	18	90	77	80	5	112	84	138	1,045

TOTAL DRAWDOWN SCHEDULE*	0	408	152	275	140	483	149	433	77	415	158	542	3,232

* Budgeted Drawdowns will be reduced by cash released from blocked accounts, litigation revenues (other than the Barclays settlement proceeds) net of the related legal fees and expenses, and by the amount of all cash revenues received in a given period net of up to 20% of such revenues to the extent paid for related commissions and fees.

EXHIBIT B

66469.000040 EMF_US 26198744v2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF MARYLAND
(BALTIMORE DIVISION)

)
In re:	)
	)	Case No. 08-________
LUMINENT MORTGAGE CAPITAL	)	Chapter 11
INC. et al.[2]	)	Jointly Administered
)
Debtors.	)

INTERIM ORDER (I) AUTHORIZING THE DEBTORS TO OBTAIN
POST-PETITION, SECURED, SUPER-PRIORITY FINANCING, AND
(II) SCHEDULING A FINAL HEARING

Upon the Motion (the “Motion”) filed by the above-captioned debtors and debtors-in-possession (the “Debtors”) for, among other things, entry of an order pursuant to sections 105, 362, 363, and 364 of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), (i) granting the Debtors authority to obtain post-petition secured super-priority financing (the “DIP Financing”) from Arco Capital Corporation Ltd. (“Arco” or the “Lender”) on the terms and conditions of that certain Post-Petition Loan and Security Agreement, dated as of September 5, 2008, a copy of which is annexed to the Motion as Exhibit A (the “DIP Agreement”)3, (ii) authorizing the Debtors to execute and deliver the DIP Agreement and to perform such other and further acts as may be necessary or appropriate in connection therewith; (iii) scheduling a preliminary hearing (the “Preliminary Hearing”) on the relief requested in the Motion and to consider entry of the proposed Interim Order (this “Interim Order”) authorizing the Debtors to borrow, on an interim basis, up to $750,000 in accordance with the terms and conditions of the DIP Agreement; and (iv) scheduling a final hearing (the “Final Hearing”) to consider entry of a final order (the “Final Order”) on the relief requested in the Motion; notice of the Motion having been given to the 30 largest unsecured creditors of the Debtors on a consolidated basis, the Debtors’ secured lender and the United States Trustee; and the Court having scheduled and conducted the Preliminary Hearing; and upon the entire record of the Preliminary Hearing, including any evidence presented or statements of counsel at the Preliminary Hearing, and all objections to the Motion having been withdrawn or overruled, and notice of the Preliminary Hearing having been given in accordance with Bankruptcy Rules 4001(b), (c) and (d) and 9014, and after due deliberation thereon; and good and sufficient cause appearing therefor;

IT IS HEREBY FOUND AND DETERMINED THAT:4

A. Filing of Petitions The Debtors filed for Chapter 11 relief on September 5, 2008 (the “Petition Date”), and continue to manage their business and property as a debtors-in-possession pursuant to Bankruptcy Code sections 1107 and 1108. No official statutory creditors’ committee has been appointed in the cases (the “Bankruptcy Cases”).

B. Debtors’ Stipulations After consultation with their counsel, the Debtors admit, stipulate, acknowledge and agree that:

(i) Pre-Petition Loans and Financial Accommodations. Luminent is a party to (a) that certain Amended and Restated Credit Agreement dated as of September 26, 2007 as amended by the First Amendment to the Amended and Restated Credit Agreement dated as of December 7, 2007, the Second Amendment to the Amended and Restated Credit Agreement dated as of May 9, 2008, the Third Amendment to the Amended and Restated Credit Agreement dated as of June 16, 2008 (the “Pre-Petition Credit Agreement”), by and among Luminent as borrower, each of the other Debtors as guarantors, and Arco as the Lender (the “Prepetition Lender”), and (b) severally with the other Debtors listed therein, certain documents defined in the Credit Agreement as “Related Documents” (such documents, collectively with the Credit Agreement, the “Pre-Petition Credit Documents”).  Saturn, as seller, and GGRE, as buyer, are parties to that certain Master Repurchase Agreement, dated as of August 14, 2007; Mercury, as seller, and GGRE, as buyer, are parties to that certain Master Repurchase Agreement, dated as of August 14, 2007; Minerva, as seller, and GGRE, as buyer, are parties to that certain Master Repurchase Agreement, dated as of August 14, 2007; and Minerva SPV, as seller, and GGRE, as buyer, are parties to that certain Master Repurchase Agreement dated as of December 6, 2007 (such Master Repurchase Agreements collectively, the “MRAs”) (the MRAs together with the Pre-Petition Credit Documents, the “Pre-Petition Financing Documents”) (GGRE as buyer under each of the MRAs, the “Repo Counterparty”)(each of the transactions arising under and pursuant to the Pre-Petition Financing Documents, the “Pre-Petition Financings”).

(ii) Pre-Petition Obligations. The obligations under the Pre-Petition Financing Documents were valid and enforceable obligations for which the Debtors received significant value. As of July 3, 2008 and at the Petition Date, defaults and Events of Default existed pursuant to the Pre-Petition Financing Documents. As of July 3, 2008, the Debtors were justly and lawfully indebted and liable without defense, counterclaim or offset of any kind, (x) to Arco in an amount not less than $28,883,346.00 pursuant to the Pre-Petition Credit Documents, and (y) to GGRE in an amount not less than $184,054,107.00 pursuant to the MRAs. On or about July 11, 2008, Arco validly terminated the commitment and accelerated all obligations under the Credit Agreement. On or about July 11, 2008, GGRE validly exercised its rights and remedies pursuant to the MRAs. None of the Debtors disputed or dispute GGRE’s valuation of the Purchased Securities (as defined in each MRA). The Debtors and their respective estates have no remaining interest in the Purchased Securities (as defined in each MRA) (together with all other obligations contained in each of the Pre-Petition Financing Documents (the “Pre-Petition Obligations”).

(iii) Validity of Pre-Petition Liens, Claims and Obligations The Debtors acknowledge and agree that: (a) the first priority liens and security interests granted pursuant to the Pre-Petition Financing Documents (the “Pre-Petition Liens”) are valid, binding, enforceable, non-avoidable and perfected and are not subject to avoidance, subordination, recharacterization, recovery, attack, offset, defense or Claim (as defined in the Bankruptcy Code) of any kind pursuant to the Bankruptcy Code or applicable non-bankruptcy law; (b) as of the Petition Date, the Pre-Petition Liens had priority over any and all other liens on such collateral; (c) the Pre-Petition Obligations constitute legal, valid, binding obligations of the Debtors enforceable in accordance with the terms of the Pre-Petition Financing Documents and no portion of the Pre-Petition Obligations or any payments made or applied to the obligations owing under the Pre-Petition Financing Documents prior to the Petition Date is subject to avoidance, subordination, recharacterization, recovery, attack, offset, defense or Claim (as defined in the Bankruptcy Code) of any kind pursuant to the Bankruptcy Code or applicable non-bankruptcy law; (d) the Debtors and their estates have no claims. challenges, causes of action and choses in action, including without limitation, avoidance claims under chapter 5 of the Bankruptcy Code, against Lender, GGRE or any of their respective officers, directors, managers, shareholders, investors, employees, attorneys, consultants, agents, advisors, service providers and any person acting on its or their behalf, arising out of or based upon the Pre-Petition Financing Documents; and (f) the Debtors hereby waive, discharge and release any right they might have to challenge any of the Pre-Petition Obligations and Pre-Petition Liens and to assert any claims, challenges, causes of action, defenses or set-off rights, including without limitation, avoidance claims under chapter 5 of the Bankruptcy Code or under any other similar provisions of applicable state or federal law, against Lender, GGRE, or any of their respective officers, directors, managers, shareholders, investors, employees, attorneys, consultants, agents, advisors, service providers and any person acting on its or their behalf.

(v) Cash Collateral The Debtors represent that all of the Debtors’ cash, wherever located, whether as original collateral or as proceeds of other collateral subject to the Pre-Petition Liens, constitutes the Cash Collateral of the Lender.

C. Post-Petition Financing

(i) Need for Post-Petition Financing The Debtors’ need to obtain credit on an interim basis pursuant to the DIP Agreement is immediate and critical in order to enable the Debtors to continue operations, pay employees and preserve the value of their estates. The Debtors do not have sufficient available sources of working capital and financing to operate their businesses in the ordinary course without the DIP Financing.

(ii) No Credit Available on More Favorable Terms Given their current financial condition and capital structure, the Debtors are unable to obtain financing from sources other than the Lender on terms more favorable than the DIP Financing and are unable to obtain unsecured credit allowable under Bankruptcy Code Section 503(b)(1) as an administrative expense. The Debtors also have been unable to obtain credit pursuant to Sections 364(c)(1), 364(c)(2) and 364(c)(3) for the purposes set forth without the Debtors granting the DIP Liens and Superpriority Claims under the terms and conditions of the DIP Agreement and as set forth in this Interim Order.

(iii) Fair and Reasonable The terms and conditions of the DIP Financing are fair and reasonable, and the best available to the Debtors under the circumstances, reflect the exercise of prudent business judgment of the Debtors consistent with the discharge of their fiduciary duties, and are supported by reasonably equivalent value and fair consideration.

(iv) Good Faith of the Lender The DIP Agreement was negotiated in good faith and at arms’ length among the Debtors, the Lender and the Pre-Petition Lender. The extension of credit under the DIP Financing by the Lender shall be deemed to be made in good faith and for valid business purposes and uses within the meaning of Section 364(e) of the Bankruptcy Code and in reliance upon the protections set forth therein. The Lender therefore is entitled to the full protections and benefits of Section 364(e) in the event that this Interim Order or any provision thereof is vacated, reversed or modified, on appeal or otherwise.

(v) Notice The notice given by the Debtors of the Motion, the relief requested therein and the Preliminary Hearing under the circumstances constitutes due and sufficient notice thereof as may be required by the Bankruptcy Code, the Bankruptcy Rules and the local rules of this Court (including pursuant to Bankruptcy Rule 4001(b) and (c)) and no further notice relating to this proceeding is necessary or required .

(vi) Cause Shown Good cause has been shown for the entry of this Interim Order. Absent granting the interim relief sought by the Interim Order, the Debtors, their estates, their creditors and the possibility for a successful reorganization would be immediately and irreparably harmed. The DIP Financing and the entry of this Interim Order is in the best interests of the Debtors, their estates and creditors.

D. Adequate Protection The Pre-Petition Lender is entitled to receive adequate protection to the extent of the use of any cash collateral or any diminution in value of its interest in the Pre-Petition Collateral. Pursuant to Sections 361, 363 and 507(b), as adequate protection, the Pre-Petition Lender will receive adequate protection liens (“Adequate Protection Liens”) and super priority claims, as more fully set forth in this Interim Order. In addition, the Pre-Petition Lender is entitled to a waiver of any “equities of the case” claims under Section 552(b) of the Bankruptcy Code and, subject to the entry of a Final Order, the Pre-Petition Lender and the Lender are entitled to a waiver of the provisions of Section 506(c) of the Bankruptcy Code (without waiver of the right of the Lender to contest the applicability of Section 506(c) to the DIP Financing under Section 364 of the Bankruptcy Code).

Based upon the foregoing findings and conclusions, it is hereby

ORDERED, ADJUDGED, AND DECREED that:

1. Jurisdiction This Court has jurisdiction over these proceedings and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157(b) and 1334. This is a core proceeding under 28 U.S.C. § 157(b).

2. Approval of Interim Financing; Objections Overruled The Motion is GRANTED and the DIP Financing (as defined herein) is authorized and approved subject to the terms and conditions of this Interim Order. All objections to the Motion are hereby overruled to the extent not withdrawn or resolved.

3. DIP Obligations The terms and conditions of the DIP Agreement hereby are approved on an interim basis and the Debtors are authorized and directed to execute and deliver the DIP Agreement and any instruments or documentation in connection therewith, to borrow money and to perform the obligations arising thereunder in accordance with and subject to the terms of this Interim Order and the DIP Agreement. Upon execution and delivery, the DIP Agreement shall represent valid and binding obligations of the Debtors and their estates, enforceable against the Debtors, their estates and any successors thereto, including without limitation, any trustee or examiner appointed in the Bankruptcy Cases, or in any case under chapter 7 of the Bankruptcy Code upon the conversion of any of the Bankruptcy Cases in accordance with the terms of the DIP Agreement and this Interim Order (all Obligations as defined in the DIP Agreement, the “DIP Obligations”).

4. Maximum Interim Borrowing. Pending the Final Hearing, the maximum aggregate borrowing by the Debtors pursuant to the DIP Agreement and this Interim Order shall be limited to $750,000.00, provided that any borrowing shall be subject to the terms and conditions set forth in the DIP Agreement (the “Interim Financing”). Unless otherwise expressly agreed to in writing by the Lender, the proceeds of the DIP Financing shall be used exclusively for the purposes identified in, and in the line item amounts specified in, the Budget annexed to the DIP Agreement.

5. Post-Petition Liens In order to secure the DIP Obligations, effective immediately upon the entry of this Interim Order and without the necessity of any other act or filing by the Lender, (i) pursuant to Section 364(c)(2) of the Bankruptcy Code, the Lender is hereby granted a valid, binding, continuing, enforceable, non-avoidable and automatically and properly perfected first priority lien on, and security interest in, any and all assets and property of the Debtors and their estates, whether existing on or as of the Petition Date or thereafter acquired, including, without limitation, the proceeds of actions arising under chapter 5 of the Bankruptcy Code, that is not subject to valid, perfected, enforceable, and non-avoidable liens existing as of the Petition Date (the “Senior Liens”), and (ii) pursuant to Section 364(c)(3) of the Bankruptcy Code, the Lender is hereby granted a valid, binding, continuing, enforceable, non-avoidable and automatically and properly perfected lien on, and security interest in, any and all assets and property of the Debtors and their estates, whether existing on or as of the Petition Date or thereafter acquired, that is subject to valid, perfected, enforceable, and non-avoidable liens existing as of the Petition Date junior only to such valid and perfected liens (the “Junior Liens”) (collectively, the “DIP Liens”) (and as to all assets of the Debtors subject to the DIP Liens, the “DIP Collateral”). This Interim Order shall be conclusive evidence of the validity, perfection and priority of all liens granted herein including the DIP Liens and the Adequate Protection Liens without the necessity of recording or filing any document necessary or required under applicable non-bankruptcy law to perfect or maintain a lien and security interest. In its discretion, the Lender and the Pre-Petition Lender may file a photocopy of this Interim Order as a financing statement with any filing or recording or similar office in lieu of a financing statement or similar document.

6. Super Priority Claims Upon the entry of this order, pursuant to § 364(c)(1) of the Bankruptcy Code all of the DIP Obligations shall constitute allowed superpriority claims against each of the Debtors with priority over any and all administrative expenses, including of the type specified in, or claims arising under or ordered pursuant to Sections 105, 326, 328, 330-31, 365, 503(a), 503(b), 507(a), 507(b), 546(c), 546(d), 726 (to the fullest extent permitted by law), 1113, 1114, any other super priority claims granted pursuant to Section 364(c)(1) and any other provision of the Bankruptcy Code (the “Superpriority Claim”).

7. Carve-Out The DIP Liens securing the DIP Obligations are senior, first priority liens (except for the Junior Liens which are junior only to such valid and perfected Liens in existence on the Petition Date) and the Superpriority Claims shall be superior to any lien or claim in the DIP Collateral except to the extent of a carve-out (the “Carve Out”) for the payment of (a) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930, (b) allowed professional fees and disbursements incurred by any statutory committee appointed in the Debtors’ Bankruptcy Cases (the “Committee”) in an amount not to exceed $50,000.00, and (c) after the occurrence and during the continuance of an Event of Default, allowed fees and disbursements incurred by the Debtors in an amount not to exceed $25,000, provided however, that no portion of the Carve-Out and no proceeds of the DIP Financing including advances pursuant to the Budget shall be used to pay any professional fees or expenses incurred in connection with (i) any challenge to the amount, extent, priority, validity, perfection or enforcement of indebtedness of the Debtors owing to the Lender, the Pre-Petition Lender, or the Repo Counterparty, or (ii) any investigation of or challenge to the collateral securing the Pre-Petition Loan or the perfection, priority or validity of the liens granted in favor of the Pre-Petition Lender with respect to the Pre-Petition Loan, or (iii) any investigation, assertion, initiation or prosecution, directly or indirectly, of any claim, causes of action, adversary proceedings or other litigation against the Lender, the Pre-Petition Lender, the Repo Counterparty or any person affiliated thereto, and provided further that if, after any payment that utilizes any portion of the Carve-Out, the proceeds of unencumbered assets from any source become available, the Lender shall be granted a lien on the proceeds of the unencumbered assets to the extent of the Carve-Out paid. In accordance with the terms of the DIP Agreement, so long as the DIP Financing has not terminated as a result of the occurrence of an Event of Default, the Carve-Out shall not be reduced by the payment of fees and expenses of counsel to the Debtors allowed by this Court and payable under Sections 328, 330 and 331 of the Bankruptcy Code and under the DIP Agreement.

8. DIP Lien Priority The DIP Liens securing the DIP Obligations are senior, first priority liens (except for the Junior Liens which are junior only to such valid and perfected Liens in existence on the Petition Date) and the Superpriority Claims shall be superior to any lien or claim in the DIP Collateral except as expressly and specifically set forth in paragraph 7. No other claim or lien having a priority superior to or pari passu with any of the DIP Obligations, the DIP Liens or the Adequate Protection Liens shall be granted while any of the DIP Obligations remain outstanding. The DIP Liens shall not be (i) subject to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estate under § 551 of the Bankruptcy Code, (ii) subordinated to or made pari passu with any other lien or security interest under § 364(d) of the Bankruptcy Code, or (iii) subject to marshalling or any similar remedy.

9. Modification of Automatic Stay The automatic stay pursuant to section 362(a) of the Bankruptcy Code is hereby vacated and modified without further hearing or order as necessary to effectuate all of the terms and provisions of this Interim Order, the DIP Agreement and the DIP Financing, including without limitation to permit the Lender to file financing statements, deeds of trust, mortgages or other similar documents to evidence the DIP Liens and to give the Debtors any notice provided for in the DIP Agreement. As more particularly set forth in decretal paragraph 11 the automatic stay is further modified so that, upon the Maturity Date (as defined in the DIP Agreement), the Lender shall be entitled to exercise all rights and remedies arising under and pursuant to this Interim Order and the DIP Agreement and the Debtors waive and release any right to, and shall be enjoined from attempting to, contest, delay to contest or otherwise challenge or dispute the exercise by the Lender of its rights and remedies, provided that if the Debtors dispute that an Event of Default has occurred, the Debtors shall be entitled to file an emergency motion with the Bankruptcy Court disputing whether an Event of Default has occurred and any such motion shall be heard within five (5) Business Days after it is filed, subject to the availability of the Bankruptcy Court. At the hearing on the emergency motion, the only issue that will be heard by the Bankruptcy Court will be whether an Event of Default has occurred and has not been cured, and, if an Event of Default has occurred and has not been cured, in accordance with decretal paragraph 11, the Lender shall be entitled to continue to exercise all of their rights and remedies without the necessity of any further notice or order.

10. Events of Default The occurrence of an Event of Default under and as defined in the DIP Agreement shall constitute and Event of Default under this Interim Order unless waived in writing by the Lender.

11. Rights and Remedies Upon Event of Default; Maturity The DIP Financing and the Lender’s willingness to make loans thereunder shall immediately terminate upon the occurrence of an Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions each without further order of or application to the Bankruptcy Court: (i) declare the commitment terminated, (ii) declare the DIP Obligations (together with accrued and unpaid interest and expenses and any other obligations that may be due to the Lender under this DIP Agreement) to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly and irrevocably waived by the Debtors; (iii) set-off against any outstanding DIP Obligations any and all amounts held for the Debtors as cash collateral or in accounts of the Debtors maintained with or under the control of the Lender or its respective affiliates; and (iv) take any other action or exercise any and all other right or remedy available to the Lender under the DIP Agreement, the Interim Order or under applicable law including but not limited to, all rights and remedies as a secured creditor under the UCC and all other rights available to the Lender at law or in equity; provided, that with respect to items (iii) and (iv) above, the Lender shall provide the Debtors, any Committee appointed in the Bankruptcy Cases and to the United States Trustee with five (5) Business Days prior written notice. No party in interest may seek an order pursuant to Section 105 of the Bankruptcy Code to stay or modify the provisions of this Interim Order or of the DIP Agreement with respect to the exercise of the rights and remedies of the DIP Lender on the Maturity Date..

12. Good Faith Under Section 364(e) of the Bankruptcy Code The Lender has acted in good faith in connection with this Interim Order and their reliance on this Interim Order is in good faith. Based on the Findings set forth in this Interim Order and upon the record of the Interim Hearing, all credit extended and loans made to the Debtors by the Lender shall be and hereby are deemed to have been extended in good faith, as that term is used in § 364(e) of the Bankruptcy Code. If any or all of the provisions of this Order are hereafter modified, vacated or stayed by a subsequent order of a court, the Lender are entitled to the protections provided in Section 364(e) of the Bankruptcy Code. Any such stay, modification or vacatur shall not affect (i) the validity and enforceability of any of the DIP Obligations incurred by the Debtors or (ii) the validity, priority, or enforceability of the Superpriority claim or of the DIP Liens granted hereby. Notwithstanding any such stay, modification or vacation, any of the DIP Obligations incurred by the Debtors shall be governed in all respects by the original provisions of this Interim Order and the DIP Agreement, and the Lender shall be entitled to all the rights, remedies, privileges and benefits granted by this Interim Order and the DIP Agreement with respect to all such DIP Obligations, DIP Liens and super priority and other claims.

13. Exemption from Section 506(c) Expenses; Liability for Allowed Fees No expenses of administration of the Debtors’ Bankruptcy Cases or any successor case shall be charged against or recovered from the DIP Collateral pursuant to sections 105 or 506(c) of the Bankruptcy Code or otherwise. Without limiting or expanding the foregoing, the Lender shall not have any liability or obligation for any debt or obligation of the Debtors, their creditors or any successor with respect to the administration of the Bankruptcy Cases or of a successor case. The Lender shall not have any direct liability or obligation for the payment or reimbursement of any allowed professional fees except as specifically set forth in the DIP Agreement and the Budget, each as limited by the provisions of the DIP Agreement and this Interim Order.

14. Discharge of DIP Obligations Neither the DIP Obligations nor the Pre-Petition Obligations shall be discharged by the entry of an order confirming any plan of reorganization, notwithstanding the provisions of Section 1141(d) of the Bankruptcy Code, unless the DIP Obligations have been indefeasibly paid in full in cash on or before the effective date of a confirmed plan of reorganization.

15. Reservation of Rights Notwithstanding the entry of this Interim Order, the Lender and the Pre-Petition Lender reserve all of their respective rights under the Bankruptcy Code, the Bankruptcy Rules and under applicable non-bankruptcy law with respect to the Debtors, any party in interest, and the Bankruptcy Cases.

16. No Liability to Third Parties In making decisions to advance loans or other extensions of credit to the Debtors, in administering any loans or other extensions of credit, or in taking any other actions related to the DIP Agreement and this Interim Order, including the exercise of remedies in connection therewith, the Lender shall have no liability to any third party (including creditors of the Debtors) and shall not be deemed to be in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors.

17. No Modification of Interim Order Unless and until the DIP Obligations have been paid indefeasibly in full in cash, the Debtors irrevocably waive the right to seek and shall not seek or consent to, directly or indirectly, any modification to this Interim Order, or of any right or benefit afforded the Lender hereunder, without the prior written consent of the Lender. The Debtors and the Lender hereby are authorized to make any non-material amendments, modifications, or waivers to the DIP Agreement without notice or further order of the Bankruptcy Court.

18. Interim Order Controls To the extent of any inconsistency between this Interim Order and the DIP Agreement, except as otherwise may be agreed in writing by the Lender the provisions of this Interim Order shall govern and control.

19. Survival Unless and until the DIP Obligations are paid indefeasibly in full in cash, the provisions of this Interim Order and any actions taken, rights, claims or liens granted or benefits arising under the Interim Order shall survive entry of any order that may be entered either confirming a plan of reorganization in any of the Bankruptcy Cases; converting any of the Bankruptcy Cases to a case under chapter 7 of the Bankruptcy Code; or dismissing (or the Court abstaining from the exercise of its jurisdiction over) any of the Bankruptcy Cases, or a subsequent case.

20. Final Hearing and Order Objections to the Final Order, if any shall be filed, in writing and in accordance with the Local Rules of this Court, with the Clerk of the United States Bankruptcy Court for the District of Maryland no later than 4:00 p.m. on      , 2008. All such objections shall be served so that the same are received on or before such date by counsel to the Debtors, Peter S. Partee, Esq. and Richard P. Norton, Esq., Hunton & Williams LLP, 200 Park Avenue, 53rd Floor, New York, NY 10166, and Joel I. Sher, Esq., Shapiro Sher Guinot & Sandler, 2000 Charles Center South, 36 South Charles Street, Baltimore, MD 21201-3104; and counsel for the Lender, Andrew Brozman, Esq. and Jennifer C. DeMarco, Esq., Clifford Chance US LLP, 31 West 52nd Street, New York, NY 10019 and Brian F. Kenney, Esq., Miles & Stockbridge P.C., 1751 Pinnacle Drive, Suite 500, McLean, VA 22102 and Richard L. Costella, Esq., Miles & Stockbridge, P.C., 10 Light Street, Baltimore, Maryland 21202-1487 The Final Hearing on the Motion shall be held on      , 2008 at      :00      .m.

21. Entry of Interim Order; Retention of Jurisdiction This Interim Order shall be effective immediately upon entry by the Court. This Court has and will retain jurisdiction to enforce this Interim Order in accordance with its terms and provisions.

Dated:	Baltimore, Maryland
, 2008

United States Bankruptcy Judge

ARTICLE I1 The budget for legal/professional fees is in addition to and assumes a $200,000 refreshment of the existing retainer for Hunton & Williams LLP and the payment of a $50,000 retainer to Shapiro Sher Guinot & Sandler.

ARTICLE II2 The Debtors are the following: Luminent Mortgage Capital, Inc. (“Luminent”), MAIA Mortgage Finance Statutory Trust (“MAIA”), Mercury Mortgage Finance Statutory Trust (“Mercury”), Proserpine, LLC (“Proserpine”), Saturn Portfolio Management, Inc. (“Saturn”), Luminent Capital Management, Inc. (“LCM”), Pantheon Holding Company, Inc. (“Pantheon”), Minerva Mortgage Finance Corp. (“Minerva”), Minerva CDO Delaware SPV, Inc. (“Minerva SPV”), and OT Realty Trust (“OT”).

ARTICLE III3 Capitalized terms not defined herein shall have the meanings ascribed such terms in the DIP Agreement.

ARTICLE IV4Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Bankruptcy Rule 7052.